Filed Pursuant to Rule 433
Registration Statement No. 333-237546
Supplementing the Preliminary Prospectus Supplement
dated April 2, 2020 (To Prospectus dated April 2, 2020)

$2,000,000,000
ROSS STORES, INC.
$700,000,000 4.600% Senior Notes due 2025
$400,000,000 4.700% Senior Notes due 2027
$400,000,000 4.800% Senior Notes due 2030
$500,000,000 5.450% Senior Notes due 2050
Pricing Term Sheet
April 2, 2020

Issuer:	Ross Stores, Inc.
Anticipated Ratings:*	A2 (Stable) / BBB+ (Negative) (Moody’s/S&P)
Offering Format:	SEC Registered
Trade Date:	April 2, 2020
Settlement Date:	April 6, 2020 (T+2)
Joint Book-Running Managers:	BofA Securities, Inc. J.P. Morgan Securities LLC MUFG Securities Americas Inc. U.S. Bancorp Investments, Inc.
Co-Manager:	SunTrust Robinson Humphrey, Inc.

	2025 Notes	2027 Notes	2030 Notes	2050 Notes
Principal Amount:	$700,000,000	$400,000,000	$400,000,000	$500,000,000
Maturity Date:	April 15, 2025	April 15, 2027	April 15, 2030	April 15, 2050
Coupon (Interest Rate):	4.600%	4.700%	4.800%	5.450%
Interest Payment Dates:	Semi-annually on April 15 and October 15, beginning on October 15, 2020	Semi-annually on April 15 and October 15, beginning on October 15, 2020	Semi-annually on April 15 and October 15, beginning on October 15, 2020	Semi-annually on April 15 and October 15, beginning on October 15, 2020
Benchmark Treasury:	UST 0.500% due March 31, 2025	UST 0.625% due March 31, 2027	UST 1.500% due February 15, 2030	UST 2.375% due November 15, 2049
Benchmark Treasury Price/Yield:	100-19; 0.380%	100-21; 0.529%	108-14+; 0.616%	127-03; 1.274%

Spread to Benchmark Treasury:	4.250% (425 basis points)	4.250% (425 basis points)	4.250% (425 basis points)	4.250% (425 basis points)
Yield to Maturity:	4.630%	4.779%	4.866%	5.524%
Price to Public:	99.866%	99.532%	99.480%	98.919%
Make-Whole Call:	Prior to March 15, 2025, T+50 basis points	Prior to February 15, 2027, T+50 basis points	Prior to January 15, 2030, T+50 basis points	Prior to October 15, 2049, T+50 basis points
Par Call:	On or after March 15, 2025	On or after February 15, 2027	On or after January 15, 2030	On or after October 15, 2049
Change of Control:	If the Issuer experiences a Change of Control Repurchase Event (as defined in the Preliminary Prospectus Supplement), it will be required, unless it has exercised the right to redeem the notes, to offer to repurchase the notes at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest to the repurchase date.	If the Issuer experiences a Change of Control Repurchase Event (as defined in the Preliminary Prospectus Supplement), it will be required, unless it has exercised the right to redeem the notes, to offer to repurchase the notes at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest to the repurchase date.	If the Issuer experiences a Change of Control Repurchase Event (as defined in the Preliminary Prospectus Supplement), it will be required, unless it has exercised the right to redeem the notes, to offer to repurchase the notes at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest to the repurchase date.	If the Issuer experiences a Change of Control Repurchase Event (as defined in the Preliminary Prospectus Supplement), it will be required, unless it has exercised the right to redeem the notes, to offer to repurchase the notes at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest to the repurchase date.
CUSIP/ISIN:	778296 AB9 / US778296AB92	778296 AC7 / US778296AC75	778296 AD5 / US778296AD58	778296 AE3 / US778296AE32

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, BofA Securities, Inc. or J.P. Morgan Securities LLC can arrange to send you the prospectus if you request it by calling BofA Securities, Inc. at 1-800-294-1322 or J.P. Morgan Securities LLC collect at 1-212-834-4533.